AMENDED AND RESTATED EMPLOYMENT AGREEMENT
THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of November 4, 2015, by and between Masimo Corporation, a Delaware corporation (the “Company”), and Joe Kiani (the “Executive”).
RECITALS
A.    The Executive is the founder of the Company and has been its Chairman of the Board and Chief Executive Officer (“CEO”) since its inception. The Board of Directors of the Company (the “Board”) recognizes that the Executive’s contributions as Chairman of the Board and CEO have been instrumental to the success of the Company. The Executive and the Company entered into an amended and restated employment contract dated February 7, 2012 (the “Prior Agreement”). The Board and the Executive desire to amend and restate the Prior Agreement pursuant to the terms hereof to assure the Company of the Executive’s continued employment in an executive capacity and to compensate him therefor.
B.    The Company considers the establishment and maintenance of a sound management to be essential to protecting and enhancing the best interests of the Company and its stockholders.
C.    The Board has determined that appropriate steps should be taken to retain the Executive and to reinforce and encourage his continued attention and dedication to his assigned duties.
D.    The Company desires to retain the services of the Executive, and the Executive desires to be employed by the Company pursuant to the terms and conditions of this Agreement.
NOW, THEREFORE, in consideration of the premises, the mutual promises and the mutual covenants and agreements hereinafter set forth, the Company and the Executive hereby agree that the Prior Agreement is amended and restated in its entirety as follows:
1.EMPLOYMENT. During the “Employment Period”, as that term is defined in Section 2 hereof, the Company hereby agrees to continue to employ the Executive and the Executive hereby agrees to continue to serve the Company, on the terms and conditions contained in this Agreement.
2.POSITION AND DUTIES. The Executive shall serve the Company as its Chairman of the Board and CEO and shall report to the Board. The Executive’s responsibilities, duties and authority shall remain consistent with the Executive’s present responsibilities, duties and authority as the Chairman of the Board and CEO. The Executive hereby accepts such employment and agrees to devote substantially all of his full business and professional time and energy to the business and affairs of the Company. Notwithstanding the foregoing, the Executive shall be permitted to (i) serve as an employee, consultant, officer and/or director of, and provide services to, Cercacor Laboratories, Inc., a Delaware corporation (f/k/a Masimo Laboratories, Inc.), (ii) serve on the board of directors of any company or entity, (iii) manage the Executive’s personal investments, (iv) engage in other personal activities on a basis substantially consistent with past practice and (v) without limiting the foregoing, provide the services and engage in the activities previously disclosed to the Board.
3.EMPLOYMENT PERIOD. The “Employment Period” shall mean the period commencing on the date hereof and ending on December 31, 2017; provided that, beginning on January 1, 2018 and on January 1 of each year thereafter, the Employment Period shall be extended automatically for an additional year unless a notice of non−renewal of this Agreement (“Notice of Non-Renewal”) is given by either the Executive or the Company to the other party at least one year prior to the scheduled expiration of the Employment Period.
4.PLACE OF PERFORMANCE. In connection with his employment by the Company, the Executive shall be based at the Company’s office or facility where, on the date hereof, the Executive is regularly rendering services on behalf of the Company and shall not be required to be absent therefrom on travel status or otherwise more than a reasonable number of days in any calendar year. For purposes of the preceding sentence, the parties hereto agree that a “reasonable number of days” shall mean such number of days which is not in excess of one hundred twenty−five percent (125%) of the number of days on which the Executive was on travel status or otherwise required by the Company to be absent from such office or facility during the calendar year immediately prior to the year of computation.
5.COMPENSATION.
5.1    BASE SALARY. In consideration for services performed pursuant to this Agreement, the Company will pay or cause to be paid to the Executive, and the Executive will be entitled to receive and hereby agrees to accept, effective August 1, 2015, an annual base salary of one million dollars ($1,000,000) subject to increases in the discretion of the Board or the Compensation Committee of the Board (“Base Salary”), payable in accordance with the Company’s normal payroll payment policy.
5.2    BONUS. The Executive shall be eligible to receive an annual bonus equal to one-hundred percent (100%) of his Base Salary based on the Company’s attaining certain financial goals established by the Board (or designated committee); provided that, in the event the Board (or designated committee) determines that the Company achieved each of the financial measures included in the criteria for the “Company Factor” for a “Plan Year” under the Masimo Corporation Executive Annual Cash Bonus Award Plan, as may be amended or restated from time to time, or any successor plan (each as defined therein), the Executive shall automatically receive a bonus equal to one-hundred percent (100%) of the Executive’s Base Salary (or such higher percentage approved by the Board (or designated committee)) for such year. In addition, the Executive may be entitled to receive such additional bonus amounts as the Board (or designated committee) shall determine in its discretion, such as pursuant to the Masimo Corporation Executive Multi−Year Cash Bonus Award Plan, as may be amended or restated from time to time, or any successor plan. In determining such additional amounts, if any, the Board (or Compensation Committee of the Board) shall consider among other things the Executive’s contribution to the accomplishment of the Company’s long−range business goals, the success of various corporate strategies in which the Executive participated, and the Executive’s unique services in connection with the maintenance or increase in stockholder values in the Company.
5.3    STOCK OPTIONS AND RELATED INCENTIVE PLANS. The Executive shall be eligible to participate in the Company’s existing incentive programs and any additional or successor incentive plan or plans, including the Masimo Corporation 2007 Stock Incentive Plan (the “Stock Incentive Plan”). During each of fiscal years 2016 and 2017, the Executive shall be granted a non-qualified stock option to purchase an aggregate of at least 300,000 shares of the Company’s common stock (“Common Stock”) (as adjusted for stock splits, stock dividends, recapitalizations and similar transactions) that vests at a rate of twenty percent (20%) per year, with an exercise price per share equal to one-hundred percent (100%) of the fair market value (as defined under the applicable stock option plan pursuant to which the grant was made) of one share of Common Stock on the date of grant. All option grants made to the Executive pursuant to such plans shall provide for an expiration date consistent with the provisions of such plans, without regard to termination of employment; provided, however, that in no event shall any option remain exercisable beyond its stated expiration date. During each fiscal year during the Employment Period after fiscal year 2017, the Executive shall receive equity grants of the value at least consistent with equity grants made to comparable chief executive officers of comparable companies (taking account revenues, market capitalization and industry).
5.4    EXPENSES. The Company shall reimburse the Executive for all reasonable expenses incurred and paid by the Executive in the course of the performance of his duties pursuant to this Agreement. In addition, the Company shall reimburse the Executive for all reasonable travel and lodging expenses for the Executive’s immediate family, if the Executive elects to have his immediate family accompany him during his business travel. Notwithstanding anything to the contrary set forth in the Company’s Business Travel and Expense Policy, dated October 22, 2003, as may be amended or restated from time to time (the “Travel and Expense Policy”) or the Company’s 2006 Employee Handbook, as may be amended or restated from time to time (the “Employee Handbook”), for purposes of this Agreement, “reasonable” expenses shall be deemed to include travel and hospitality expenses for first class airplane travel and accommodations and expenses for travel using private or chartered aircraft. In addition, the following Company reimbursement policies and provisions shall not apply to the Executive: (i) the Travel and Expense Policy; and (ii) the section entitled “Expense Reimbursements” in the Employee Handbook. Expenses reimbursable under this paragraph must be reimbursed within a reasonable period of time following the Executive’s submission to the Company of the reimbursement request and supporting documentation reasonably requested by the Company and in no event later than the end of the calendar year following the calendar year in which the expenses were incurred by the Executive.
5.5    FRINGE BENEFITS. The Executive shall be entitled to continue to participate in or receive benefits under all of the Company’s employee benefits plans and arrangements that he participates in on the date hereof or plans or arrangements providing the Executive with at least equivalent benefits thereunder. The Company agrees that, without the Executive’s prior written consent, it will not make any changes in such plans or arrangements which would adversely affect the Executive’s rights or benefits thereunder without the provision of at least equivalent benefits thereunder. The Executive shall be entitled to participate in or receive benefits under any pension plan, profit−sharing plan, savings plan, stock option plan, life insurance, health−and−accident plan or arrangement made available by the Company in the future to its executives and key management employees, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements. No amounts paid or benefits provided to the Executive under any plan or arrangement presently in effect or made available in the future shall be deemed to be in lieu of compensation to the Executive hereunder.
5.6    VACATIONS. The Executive shall be entitled to the number of paid vacation days in each calendar year determined by the Board from time to time for the Company’s senior executive officers (prorated in any calendar year during which the Executive is employed by the Company for less than the entire such year in accordance with the number of days in such calendar year during which he is so employed). The Executive shall also be entitled to all paid holidays given by the Company to its senior executive officers.
5.7    PERQUISITES. The Executive shall be entitled to continue to receive the fringe benefits appertaining to the offices of Chairman of the Board and CEO of the Company in accordance with present practice, except that the Executive shall not be entitled to any tax reimbursements, gross-ups or similar payments.
6.    CONFIDENTIAL INFORMATION. The Executive has entered into and agrees to be bound by the terms and conditions of the Company’s Equity-Holder Non-Competition and Confidentiality Agreement dated as of the date hereof and attached as Exhibit A hereto (the “Restrictive Covenant Agreement”).
7.    TERMINATION.
7.1    DEATH. The Executive’s employment hereunder shall terminate upon his death.
7.2    DISABILITY. If, as a result of the Executive’s incapacity due to physical or mental illness, the Executive shall have been absent from his duties hereunder on a full time basis for one hundred twenty (120) consecutive business days, and within thirty (30) days after written “Notice of Termination”, as that term is defined in Section 7.5 hereof, is given shall not have returned to the performance of his duties hereunder on a full-time basis, the Company may terminate the Executive’s employment hereunder.
7.3    CAUSE. The Company may terminate the Executive’s employment hereunder for Cause. For the purposes of this Agreement, the Company shall have “Cause” to terminate the Executive’s employment hereunder upon (i) the willful and continued failure by the Executive to substantially perform his duties hereunder, other than any such failure resulting from the Executive’s incapacity due to physical or mental illness or (ii) the willful engaging by the Executive in gross misconduct materially injurious to the Company, or (iii) the willful violation by the Executive of the confidentiality and trade secret protection provisions of

Restrictive Covenant Agreement attached hereto, provided that such violation results in demonstrably material injury to the Company. For purposes of this paragraph, no act, or failure to act, on the Executive’s part shall be considered “willful” unless done, or omitted to be done, by him not in good faith and without reasonable belief that his action or omission was in the best interests of the Company. Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to the Executive a copy of a resolution, duly adopted by the affirmative vote of not less than three−quarters of the entire membership of the Board at a meeting of the Board called and held for the purpose (after reasonable notice to the Executive and an opportunity for him, together with his counsel, to be heard before the Board), resolving that in the good faith opinion of the Board the Executive engaged in conduct set forth above in clause (i), (ii), or (iii), and specifying the particulars thereof in detail.
7.4    TERMINATION BY THE EXECUTIVE. The Executive may terminate his employment hereunder (i) for Good Reason, (ii) if his health should become impaired to an extent that makes the continued performance of his duties hereunder hazardous to his physical or mental health or his life, or (iii) at any time by giving six (6) months’ written notice to the Company of his intention to terminate. For purposes of this Agreement, “Good Reason” shall mean (A) except in connection with a termination of the Executive’s employment for Cause, any diminution in the Executive’s responsibilities, duties and authority set forth in Section 2 hereof, whether due to the assignment to the Executive of any responsibilities, duties or authority that constitute such a diminution or otherwise, including (i) the Executive ceasing to serve as a Chief Executive Officer of a publicly-traded company or (ii) the Executive ceasing to serve as the Chairman of the Board of the Company or the designation of any director other than the Executive as the lead director of the Board, (B) a reduction in the Executive’s rate of compensation or a reduction in the Executive’s fringe benefits or any other failure by the Company to comply with Section 5 hereof, (C) any failure by the Company to comply with Section 4 hereof, (D) the provision of a Notice of Non-Renewal by the Company, or (E) the occurrence of a “Change in Control”, as that term is defined in Section 9 hereof, provided that, in each case of clauses (A) through (C) above, “Good Reason” shall not be deemed to exist unless (x) Executive provides the Company a Notice of Termination within ninety (90) days following the initial occurrence of such event, (y) the Company fails to cure the event giving rise to Good Reason within thirty (30) days following its receipt of such Notice of Termination (the “Cure Period”) and (z) Executive’s resignation for Good Reason is effective within thirty (30) days after the expiration of the Cure Period.
7.5    NOTICE OF TERMINATION. Any termination by the Company pursuant to Section 7.2 or 7.3 hereof or by the Executive pursuant to Section 7.4 hereof shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.

7.6    DATE OF TERMINATION. “Date of Termination” shall mean (i) if the Executive’s employment is terminated by his death, the date of his death, (ii) if the Executive’s employment is terminated pursuant to Section 7.2 hereof, thirty (30) days after Notice of Termination is given (provided that the Executive shall not have returned to the performance of his duties on a full−time basis during such thirty (30) day period), (iii) if the Executive’s employment is terminated pursuant to Section 7.3 hereof or clause (iii) of Section 7.4 hereof, the date specified in the Notice of Termination, or (iv) if the Executive’s employment is terminated for any other reason, the date on which a Notice of Termination is given; provided that if within sixty (60) days after a Notice of Termination is given the party receiving such Notice of Termination notifies the other party that it disputes the termination, the Date of Termination shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties, or by a final determination by the Superior Court of California for the County of Orange.
8.    COMPENSATION UPON TERMINATION, DEATH OR DURING DISABILITY.
8.1    DEATH. If the Executive’s employment shall be terminated by reason of his death during the Employment Period, the Company shall pay to such person as he shall designate in a notice filed with the Company, or, if no such person shall be designated, to his estate as a death benefit, an annual amount equal to one−half (1/2) of the Executive’s Base Salary at the rate in effect on the date of the Executive’s death. Such amount shall be paid each year for each of three (3) consecutive years following the Executive’s death, in substantially equal monthly installments commencing within thirty (30) days following the Executive’s death. This amount shall be exclusive of and in addition to any payments the Executive’s surviving spouse, beneficiaries or estate may be entitled to receive pursuant to any pension or employee benefit plan or life insurance policy maintained by the Company. For avoidance of doubt, if the Executive has not specifically designated a beneficiary of these payments, no other beneficiary designation in effect for any other Company benefit or insurance shall serve as a beneficiary designation for these payments and they will instead be paid to his estate.
8.2    DISABILITY. During any period during the Employment Period that the Executive fails to perform his duties hereunder as a result of incapacity due to physical or mental illness, the Executive shall continue to receive his full Base Salary and incentive compensation until the Executive’s employment is terminated pursuant to Section 7.2 hereof, or until the Executive terminates his employment pursuant to clause (ii) of Section 7.4 hereof, whichever first occurs. After any such termination, the Executive shall be paid an annual amount equal to three−fourths (3/4) of his Base Salary at the rate then in effect, payable each year for a period of two (2) consecutive years following the date of such termination and, subject to Section 8.6 hereof, commencing within thirty (30) days following the Executive’s termination. To the extent permitted by Treasury Regulation § 1.409A−3(i)(1)(ii)(A), such disability benefits shall be reduced by any disability payment otherwise payable by or pursuant to disability plans maintained by the Company and actually paid to the Executive and shall be paid in substantially equal monthly installments in accordance with the Company’s normal payroll payment policy.

8.3    CAUSE. If the Executive’s employment shall be terminated for Cause, the Company shall pay the Executive his full Base Salary through the Date of Termination at the rate in effect at the time Notice of Termination is given and the Company shall have no further obligations to the Executive under this Agreement.
8.4    OTHER. If, during the Employment Period, the Company shall terminate the Executive’s employment other than pursuant to Sections 7.1, 7.2 or 7.3 hereof or if the Executive shall terminate his employment pursuant to clause (i) of Section 7.4 hereof (each, a “Qualifying Termination”), then:
(i)Standard Severance. The Company shall pay to the Executive in cash a severance benefit equal to two times the sum of (i) the Executive’s Base Salary at the rate then in effect, and (ii) the average annual bonus paid to the Executive during the immediately prior three (3) years. Such amount shall be paid over a period of two (2) years in substantially equal installments in accordance with the Company’s normal payroll payment policy and, subject to Section 8.6 hereof, commencing within thirty (30) days following the Executive’s termination of employment.
(ii)Equity Treatment. The Company shall vest, effective as of immediately prior to such Qualifying Termination, all of the Executive’s stock options and other equity awards (if any).
(iii)Other Payments.
(1)Effective as of the date hereof, the Company shall grant the Executive a one-time grant of 2,700,000 restricted share units (“RSUs”) (as adjusted for stock splits, stock dividends, recapitalizations and similar transactions) under the Stock Incentive Plan and the restricted share unit award agreement attached as Exhibit B hereto (the “Award Agreement”). Each RSU shall vest effective as of immediately prior to a Qualifying Termination (the “Vesting Date”) during the Employment Period, provided that 270,000 RSUs (as adjusted for stock splits, stock dividends, recapitalizations and similar transactions) shall terminate without the payment of any consideration to the Executive, to the extent then unvested, on January 1 of each year, beginning on January 1, 2018. Each RSU shall represent the right to receive, on the tenth (10th) day following the Vesting Date (subject to Section 8.6 hereof), one share of Common Stock. Notwithstanding the foregoing, the Board, in its sole discretion, may accelerate the vesting of some or all of the RSUs at any time prior to the Vesting Date, provided that payment of the RSUs accelerated in accordance with this sentence shall be made in shares of Common Stock on the (10th) day following the date of the Executive’s “separation from service” within the meaning of Treasury Regulation Section 1.409A−1(h) (subject to Section 8.6 hereof). In the event of any inconsistency between the terms of this Agreement and the Award Agreement or the Plan, the terms of this Agreement shall govern.
(2)Upon a Qualifying Termination, the Company shall pay to the Executive in a single lump sum on the sixtieth (60th) day following the Executive’s termination of employment (subject to Section 8.6 hereof) a cash amount equal to thirty-five million dollars ($35,000,000) (the “Cash Payment”, and together with the RSUs, the “Special

Payment”), provided that the Cash Payment shall be reduced by three million five-hundred thousand dollars ($3,500,000) on January 1 of each year, beginning on January 1, 2018. A portion of the cash and shares of Common Stock delivered under the Special Payment with a value not to exceed thirty-five million dollars ($35,000,000) (the “Non-Competition Payment”) is being paid to the Executive in consideration of the Executive’s agreement to comply with Sections 1 and 11 of the Restrictive Covenant Agreement and shall be subject to repayment to the Company in the event of a final determination by the Superior Court of California for the County of Orange that the Executive has materially breached such covenants. The Company agrees that the Non-Competition Payment constitutes reasonable compensation under Section 280G(b)(4)(A) of the Internal Revenue Code of 1986, as amended (the “Code”).
(iv)Rabbi Trust. Immediately prior to a Change in Control, the Company shall fund a grantor trust (the “Trust”) and the Executive shall enter into an escrow agreement to provide for the payment of (i) the benefits under Sections 8.4(i) and 8.4(iii)(2) hereof and (ii) the RSUs under Section 8.4(iii)(1) hereof (together with the payments under clause (i), the “Benefits”), and the Company shall place amounts in escrow, funded in cash and shares of Common Stock, as applicable, equal to one hundred percent (100%) of the aggregate Benefits assuming that the Executive incurred a termination of employment entitling him to the Benefits immediately following the Change in Control. The cash amounts held in the Trust shall be credited with interest at the prime interest rate as published in the Wall Street Journal. Alternatively, in lieu of interest, the Executive may elect at the time the Trust is funded in accordance with this Section for cash amounts held in the Trust to be deemed invested in any of the investment alternatives then available under the Company’s 401(k) retirement plan or otherwise specified by the Executive. In addition, the Executive may elect at any time for the shares of Common Stock that are held in the Trust to be sold and any cash received therefrom to be held in the Trust and either credited with interest or deemed invested, in either case in accordance with the preceding sentences. In the event the Executive’s employment terminates on or prior to the second anniversary of the Change in Control in a manner entitling him to the Benefits, the Executive shall be entitled to receive, in full satisfaction of the Benefits, and on the payment dates specified in this Section 8.4, the amounts contributed to the Trust, as adjusted to reflect the applicable interest or gains (or losses) of any deemed investments, as applicable. Notwithstanding the establishment of any such Trust, the Executive’s rights to the Benefits will be solely those of a general unsecured creditor. In the event the Executive’s employment is not terminated on or prior to the second anniversary of the Change in Control in a manner entitling him to the Benefits, the amounts held in the Trust shall revert to the Company, provided that such reversion shall have no effect on the Executive’s continuing entitlement to receive the Benefits in accordance with this Section 8.4. In addition, any amount remaining in the Trust immediately following the date that the last payment of the Benefits to which the Executive becomes or could become entitled has been made shall revert to the Company as of such date.
8.5    EMPLOYEE BENEFIT PLANS.
(i)    Unless the Executive’s employment is terminated pursuant to Section 7.3 hereof, the Company shall maintain in full force and effect, for the continued benefit of the Executive for the full Employment Period as then in effect without regard to any termination of employment, all employee benefit plans and programs in which the Executive was entitled to participate immediately prior to the Date of Termination, provided that the Executive’s continued participation is possible under the general terms and provisions of such plans and programs.
(ii)    In the event that the Executive’s participation in any such plan or program is barred, the Company shall reimburse expenses actually incurred by the Executive during such period to obtain similar coverage, but only to the extent the Executive’s requested reimbursement of expenses for similar coverage does not exceed the Company’s premiums or contributions that the Company would otherwise pay under the terms of this Agreement as of the date of the Executive’s termination, or date of payment if later, to continue the Executive’s participation in the underlying plan for the period the expenses were incurred by the Executive. Expenses reimbursable under this paragraph shall be reimbursed within thirty (30) days following the Executive’s submission to the Company of the reimbursement request and supporting documentation reasonably requested by the Company and in no event later than the end of the calendar year following the calendar year in which the expenses were incurred by the Executive. The expenses eligible for reimbursement under this paragraph during any calendar year shall not affect the expenses eligible for reimbursement under this paragraph in any other calendar year.
8.6    CODE SECTION 409A COMPLIANCE. Notwithstanding anything in this Agreement to the contrary, if any benefit or amount payable to the Executive under this Agreement on account of the Executive’s termination of employment constitutes “nonqualified deferred compensation” within the meaning of Section 409A (“409A”) of the Code, payment of such benefit or amount shall commence when the Executive incurs a “separation from service” within the meaning of Treasury Regulation Section 1.409A−1(h), which provides that a separation from service will be deemed to occur if the Company and the Executive reasonably anticipate that the Executive shall perform no further services for the Company and any entity that would be considered a single employer with the Company under Sections 414(b) or 414(c) of the Code (whether an employee or an independent contractor) or that the level of bona fide services the Executive will perform in the future (whether as an employee or an independent contractor) will permanently decrease to no more than forty-nine percent (49%) of the average level of bona fide services performed (whether as an employee or independent contractor) over the immediately preceding thirty-six (36) month period. Such payments or benefits shall be provided in accordance with the timing provisions of this Agreement by substituting the references to “termination of employment” or “termination” with “separation from service”; however, if at the time the Executive incurs a separation from service, the Executive is a “specified employee” within the meaning of 409A, any benefit or amount payable to the Executive under this Agreement on account of the Executive’s termination of employment that constitutes nonqualified deferred compensation subject to 409A shall be delayed until the first day of the seventh month following the Executive’s separation from service (the “409A Suspension Period”). Within five (5) calendar days after the date the Executive incurs such separation from service, the Company shall contribute to the Trust an amount in cash or shares of Common Stock, as applicable, equal to any payments that the Company would otherwise have been required to pay under this Agreement during the 409A Suspension Period (plus the required interest on any cash amounts, calculated as described in the following sentence). Within fourteen (14) calendar days after the end of the 409A Suspension Period, the Company shall pay to the Executive (or his estate or beneficiary, as applicable), from the assets of the Trust or otherwise, a lump sum payment in cash or shares of Common Stock, as applicable, equal to any payments (including interest on any such cash payments, at an interest rate equal to the average prime interest rate, as published in the Wall Street Journal, over the 409A Suspension Period) that the Company would otherwise have been required to pay under this Agreement during the 409A Suspension Period. Notwithstanding the foregoing, in lieu of interest, the Executive may elect at the time the Trust is funded in accordance with this Section for cash amounts held in the Trust to be deemed invested in any of the investment alternatives then available under the Company’s 401(k) retirement plan or otherwise specified by the Executive, and within fourteen (14) calendar days after the end of the 409A Suspension Period, the Executive shall be entitled to receive, in full satisfaction of the payments that the Company would otherwise have been required to pay under this Agreement during the 409A Suspension Period, the amounts contributed to the Trust, as adjusted to reflect the gains (or losses) of such deemed investments. Thereafter, the Executive shall receive any remaining payments due under this Agreement in accordance with the terms of this Agreement (as if there had not been any suspension period beforehand). In addition, the Executive may elect at any time, to the extent permitted by law, for shares of Common Stock that are held in the Trust to be sold and any cash received therefrom to be held in the Trust and either credited with interest or deemed invested, in either case in accordance with the preceding sentences. For purposes of this Agreement, each payment that is part of a series of installment payments shall be treated as a separate payment for purposes of 409A. Notwithstanding anything in this Agreement to the contrary, all reimbursements and in−kind benefits provided under this Agreement shall be made in accordance with the following requirements of 409A: (i) the reimbursement of eligible expenses will be made no later than the end of the calendar year following the calendar year in which the expenses were incurred by the Executive; (ii) the amount of expenses eligible for reimbursement, or in−kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement or in−kind benefits to be provided in any other calendar year; and (iii) any right to reimbursement of eligible expenses or in−kind benefits is not subject to liquidation or exchange for any other benefit.
8.7    PARACHUTE PAYMENTS.
(i)    Notwithstanding any other provisions of this Agree-ment, in the event that any payment or benefit received or to be received by the Executive (including any payment or benefit received in connection with a Change in Control or the termination of the Executive’s employment, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement) (all such payments and benefits, including the Severance Payments, being hereinafter referred to as the “Total Payments”) would be subject (in whole or part), to any excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then, after taking into account any reduction in the Total Payments provided by reason of Section 280G of the Code in such other plan, arrangement or agreement, the cash portion of Total Payments payable pursuant to the terms of this Agreement shall first be reduced, and the noncash portion of the Total Payments payable pursuant to the terms of this Agreement shall thereafter be reduced, to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax but only if

(A) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments) is greater than or equal to (B) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which the Executive would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments); provided, however, that the Executive may elect which portion of the Total Payments payable pursuant to the terms of this Agreement shall be so reduced (or eliminated).
(ii)    For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax, (i) no portion of the Total Payments the receipt or enjoyment of which the Executive shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of Section 280G(b) of the Code shall be taken into account, (ii) no portion of the Total Payments shall be taken into account which, in the opinion of a nationally-recognized professional services firm or firms (the “Calculating Firm”) reasonably acceptable to the Executive, does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Total Payments shall be taken into account which, in the opinion of the Calculating Firm, constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the “base amount” (within the meaning of Section 280G(b)(3) of the Code) allocable to such reasonable compensation, and (iii) the value of any non‑cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Calculating Firm in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.
(iii)    At the time that payments are made under this Agree-ment, the Company shall provide the Executive with a written statement setting forth the manner in which such payments were calculated and the basis for such calculations including, without limitation, any opinions or other advice the Company has received from the Calculating Firm or other advisors or consultants (and any such opinions or advice which are in writing shall be attached to the statement).
9.    CHANGE IN CONTROL OF THE COMPANY. For purposes of this Agreement “Change in Control” shall be deemed to have occurred at such time as:
(i)    any person or more than one person acting as a group within the meaning of Treasury Regulation § 1.409A−3(i)(5)(v)(B) acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) beneficial ownership, as determined under the constructive ownership rules of Section 318(a) of the Code, shares of capital stock of the Company entitling such person or persons to exercise more than thirty-five percent (35%) of the total voting power of all voting shares of the Company; or

(ii)    any person or more than one person acting as a group within the meaning of Treasury Regulation § 1.409A−3(i)(5)(v)(B) acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets of the Company that have a total fair market value equal to or more than forty percent (40%) of the total gross fair market value of all the assets of the Company immediately before such acquisition or acquisitions; or
(iii)    there shall occur a change in the Board in which the individuals who constituted the Board at the beginning of the twelve (12) month period immediately preceding such change cease for any reason to constitute two-thirds or more of the directors then in office. For purposes of this Section 9(iii), a director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to, a consent solicitation, relating to the election of directors of the Company) whose election by the Board or whose nomination for election by the stockholders of the Company was approved by a vote of at least a majority of the directors then in office either who were directors at the beginning of such period or whose election or nomination for election was previously so approved will be treated as a member of the Board at the beginning of the twelve (12) month period.
10.    BINDING AGREEMENT. This Agreement and all rights of the Executive hereunder shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.
11.    NON−WAIVER OF RIGHTS. The failure to enforce, at any time, any of the provisions of this Agreement, or to require, at any time, performance by the other party of any of the provisions hereof shall in no way be construed to be a waiver of such provision or to affect either the validity of this Agreement, or any part hereof, or the right of either party thereafter to enforce each and every provision in accordance with the terms of this Agreement.
12.     INVALIDITY OF PROVISIONS. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted.
13.    ASSIGNMENTS; COMPANY BOOKS.
(i)    This Agreement is binding upon the parties hereto and their respective personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. Except as otherwise provided herein, neither of the parties hereto may make any assignment of this Agreement, or any interest herein, without the prior written consent of the other party, except that, without such consent, this Agreement shall be assigned to any corporation or entity which shall succeed to the business presently being operated by the Company, by operation of law or otherwise, including by dissolution, merger, consolidation, transfer of assets, or otherwise.

(ii)    The Company currently owns all right, title and interest in and to the two books authored by Skip Press tentatively entitled Microfixing and False Claims (collectively, “Company Books”), both of which are works made for hire of the Company. The Company shall and hereby does irrevocably transfer and assign to the Executive, free and clear of all liens and encumbrances, (i) all right, title and interest in the Company Books (including all copyrights and other intellectual property rights therein or thereto) throughout the world, (ii) the right to enforce the copyrights and other intellectual property rights in and to the Company Books against third parties for past, present and future infringement, and (iii) all proceeds from any of the foregoing.
14.    COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.
15.    AMENDMENTS. No modification, amendment or waiver of any of the provisions of this Agreement shall be effective unless in writing specifically referring hereto, and signed by the parties hereto.
16.    NOTICES. For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered by United States certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:	At the address shown in the Company’s personnel records

If to the Company:	Masimo Corporation
52 Discovery
Irvine, CA 92618
Attention: Chairman of the Compensation
Committee of the Board of Directors
or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.
17.    SURVIVAL. Sections 6, 10‑13 and 15‑20 hereof shall survive termination or expiration of this Agreement. For purposes of this Agreement, “expiration” is the ending of this Agreement by reason of a Notice of Non-Renewal being given by one of the parties in accordance with Section 3 hereof. Provisions of Sections 5.4 and 8 hereof that provide for obligations conditional on the existence of a state of affairs shall survive termination or expiration of this Agreement only to the extent that any such state of affairs exists prior to termination or expiration of this Agreement. For the sake of clarity, all payments and benefits that may become owing as a result of the specified terminations shall only be due and become owing for terminations that occur during the Employment Period as then in effect without regard to any termination of employment but shall be owing and paid regardless of whether the Employment Period has ended prior to such payments having been completed.
18.    JURISDICTION. Any suit, action or proceeding arising out of or relating to this Agreement shall be brought in the Superior Court of California for the County of Orange, and the parties hereby irrevocably accept the exclusive personal jurisdiction of such court for the purpose of any suit, action or proceeding. In addition, the parties each hereby irrevocably waive, to the fullest extent permitted by law, any objection which they may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in the Superior Court of California for the County of Orange, and hereby further irrevocably waive any claim that any suit, action or proceeding brought in such court has been brought in an inconvenient forum. Notwithstanding the pendency of any such suit, action or proceeding, the Company shall continue to pay the Executive his full compensation in effect when the notice giving rise to any dispute was given (including, but not limited to, base salary and any bonus due) and continue the Executive as a participant in all compensation, benefit and insurance plans in which the Executive was participating when the notice giving rise to the dispute was given, until the dispute is finally resolved. Amounts paid under this Section are in addition to all other amounts due under this Agreement and shall not be offset against or reduce any other amounts due under this Agreement. The Company also shall pay to the Executive, on an as-incurred basis, all legal fees and expenses incurred by the Executive in seeking to obtain or enforce any benefit or right provided by this Agreement, but in no event shall the Company pay more than three million dollars ($3,000,000) in legal fees and expenses.  Such payments shall be made within five (5) business days after delivery of the Executive’s written requests for payment accompanied with such evidence of fees and expenses incurred as the Company reasonably may require.  If, prior to the occurrence of a Change in Control, the Superior Court of California for the County of Orange makes a final determination that the Executive did not prevail in any part of the actions to obtain or enforce any benefit or right provided by this Agreement, the Executive shall reimburse the Company for all such legal fees and expenses paid to him by the Company; provided that, for the avoidance of doubt, if the Executive prevailed in any part of any such action, the Executive shall not be required to make such reimbursement.  The Executive's obligation, if any, to reimburse the Company shall be unsecured and no interest shall be charged thereon.
19.    ENTIRE AGREEMENT. Except for the Restrictive Covenant Agreement, this Agreement supersedes all prior employment agreements, both written and oral, between the Company and the Executive, including, without limitation, the Prior Agreement and the tolling agreement dated as of March 27, 2015 between the Company and the Executive.
20.     INTERPRETATION. This Agreement shall in all respects be interpreted, construed and governed by and in accordance with the laws of the State of California, without regard to conflicts of laws principles.
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IN WITNESS WHEREOF, the Company at the direction of the Compensation Committee of the Board has caused this Agreement to be executed as of the day and year first above written.

“Company”	MASIMO CORPORATION

By: /s/ Mark P. de Raad
Name: Mark P. de Raad
Its: Executive Vice President and Chief Financial Officer

“Executive”	/s/ Joe Kiani .
Joe Kiani

[Signature Page to Amended and Restated Employment Agreement]

EXHIBIT A

[RESTRICTIVE COVENANT AGREEMENT]

EXHIBIT B

[RESTRICTED SHARE UNIT AGREEMENT]